[PEERY/ARRILLAGA LOGO]



December 10, 1997


Mr. Mike Gulett
PARADIGM TECHNOLOGY, INC.
694 Tasman Drive
Milpitas, CA  95035

Re:    CONSENT TO SUBLEASE TO EG&G IC SENSORS, A CALIFORNIA
       CORPORATION FOR A PERIOD OF TWO YEARS AND TWO WEEKS,
       COMMENCING DECEMBER 15, 1997 AND TERMINATING DECEMBER 31, 1999

Gentlemen:

This letter is written with regard to your proposed sublease of approximately 5,715 square feet of space (as shown on Exhibit A attached hereto) (the "Sublet Premises") of the 19,855 square feet of space leased by Tenant at 694 Tasman Drive, Milpitas, California, under Lease Agreement dated December 26, 1996 ("Master Lease"), by and between the John Arrillaga Survivor's Trust (previously known as the "Arrillaga Family Trust") and the Richard T. Peery Separate Property Trust ("Master Landlord"), and Paradigm Technology, Inc., a California corporation ("Tenant"), which Tenant is proposing to sublease to EG&G IC Sensors, a California corporation ("Subtenant") on the terms and conditions set forth in the proposed Sublease dated November 24, 1997, submitted by Tenant to Master Landlord on December 8, 1997 (the "Sublease").

Pursuant to Master Lease Paragraph 19 ("Assignment and Subletting") Master Landlord hereby approves Tenant's subleasing said space to Subtenant, under the Sublease, subject to the following terms and conditions:

1. Master Landlord's Consent shall in no way void or alter any of the terms of the Lease by and between Master Landlord and Tenant, nor shall this Consent alter or diminish in any way Tenant's obligations to Master Landlord.

2. Tenant shall not give Subtenant any rights or privileges in excess of those given Tenant under the terms of the Master Lease.

3. Subtenant shall not have a separate address from the address of the Premises. Therefore, Tenant shall provide Subtenant with internal mail delivery. Tenant and Subtenant shall share (the prorata shares to be determined in a separate agreement between Tenant and Subtenant) the existing signage allocated to Tenant for the Premises.


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4.     Master Landlord has not reviewed the terms of any agreement between
       Tenant and Subtenant, and in approving said Sublease, Master Landlord is in no way approving any term, covenant or condition therein contained, and said Sublease is subject and subordinate to all terms, covenants and conditions of the Master Lease. Master Landlord shall not be bound by any agreement other than the terms of the Master Lease between Master Landlord and Tenant. In the event of conflict in the terms, covenants and conditions between the Sublease and the Master Lease, the terms, covenants and conditions of the Master Lease shall prevail and take precedence over said Sublease. Master Landlord does not make any warranties or representations as to the condition of the Leased Premises or the terms of the Lease between Master Landlord and Tenant. This Consent to Sublease shall in no event be construed as consent to any future sublease agreement (including any extensions and/or amendments to the current Sublease) between Tenant and Subtenant, or any other party; and any future sublease agreement (including any extensions and/or amendments to the current Sublease) between Tenant and Subtenant, or any other party shall require the prior written consent of Master Landlord.

5. A. It is agreed by all parties hereto that in the event Master Landlord terminates the Master Lease, pursuant to any right therein contained, said Sublease shall automatically terminate simultaneously with the Master Lease. Notwithstanding anything to the contrary set forth above, Master Landlord, at Master Landlord's sole option and election, may choose to allow Subtenant to remain in possession of the Sublet Premises leased under said Sublease subject to all terms, covenants and conditions of said Master Lease by giving Subtenant written notice prior to the effective date of termination of said Master Lease, of Master Landlord's election to allow Subtenant to remain in possession of the Sublet Premises in which event Subtenant shall be entitled and obligated to remain in possession of the Sublet Premises under the terms of said Sublease, subject to all terms, covenants and conditions of the Master Lease, including, without limitation to, payment of Basic Rent at the greater of: (i) the rate provided for in the Master Lease, or (ii) the rate provided for in the Sublease. Such election by Master Landlord shall not operate as a waiver of any claims Master Landlord may have against Tenant. Following such written notice by Master Landlord Subtenant shall then, as of the effective date of said termination of said Master Lease, be liable to and shall attorn in writing directly to Master Landlord as though said Sublease were executed directly between Master Landlord and Subtenant; provided, however, it is specifically agreed between the parties hereto, that whether Master Landlord elects to allow Subtenant to remain in possession of the Sublet Premises under the terms of the Sublease, subject to the Master Lease, or allow said Sublease to automatically terminate simultaneously with the Master Lease, Master landlord shall not, in any event, nor under any circumstances be responsible or liable to Subtenant for (i) the return of any security deposit paid by Subtenant to Tenant, nor shall Subtenant be given credit for any prepaid rental or other monetary consideration paid by Subtenant to Tenant under said Sublease; (ii) any other claim or damage of any kind or nature whatsoever by reason of or in connection with Master Landlord's termination of said Master Lease and/or Sublease; and (iii) any default of

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       Tenant under the Sublease.

       B. In the event Master Landlord has terminated the Master Lease, and has not elected, in writing prior to the effective date of termination of said Master Lease, to allow Subtenant to remain in the Sublet Premises as set forth above, said Sublease shall terminate co-terminously with the effective termination of the Master Lease automatically, without notice and Subtenant and/or Tenant, jointly and severally, shall surrender the Sublet Premises to Master Landlord in good condition and repair as of the effective termination of the Master Lease, with Master Landlord having no obligation or liability whatsoever to Subtenant by reason of or in connection with such early termination of the Master Lease. In the event Subtenant and/or Tenant fails to timely surrender the Sublet Premises to Master Landlord in good condition and repair as of the date the Master Lease terminates, Subtenant and/or Tenant, jointly and severally, shall be liable to Master Landlord in such event for all damages, costs, claims, losses, liabilities, fees or expenses sustained by Master Landlord, including, but not limited to, loss of rental income, attorney's fees and court costs resulting from or in connection with Subtenant's failure to timely vacate the Sublet Premises and surrender the Sublet Premises to Master Landlord as of the effective termination date of said Master Lease.

       C. As a condition to Landlord's consent to the Sublease, by execution of this Consent to Sublease, Subtenant hereby agrees to be bound by the following provision in relation to both Tenant and Master Landlord:

              If Master Landlord and Tenant jointly and voluntarily elect, for any reason whatsoever, to terminate the Master Lease prior to the scheduled Master Lease Termination Date, then this Sublease (if then still in effect) shall terminate concurrently with the termination of the Master Lease. Subtenant expressly acknowledges and agrees that (1) the voluntary termination of the Master Lease by Master Landlord and Tenant and the resulting termination of this Sublease shall not give Subtenant any right or power to make any legal or equitable claim against Master Landlord or Tenant, including without limitation any claim for interference with contract or interference with prospective economic advantage, and
              (2) Subtenant hereby waives any and all rights it may have under law or at equity to challenge such an early termination of the Sublease, and unconditionally releases and relieves Master Landlord and Tenant, and their officers, directors, employees and agents, from any and all claims, demands, and/or causes of action whatsoever (collectively, "Claims"), whether such matters are known or unknown, latent or apparent, suspected or unsuspected, foreseeable or unforeseeable, which Subtenant may have arising out of or in connection with any such early termination of this Sublease. Subtenant knowingly and intentionally waives any and all protection which is or may be given by Section 1542 of the California Civil Code which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with

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              debtor."

              The term of this Sublease is therefore subject to early termination. Subtenant's initials here below evidence (a) Subtenant's consideration of and agreement to this early termination provision, (b) Subtenant's acknowledgment that, in determining the net benefits to be derived by Subtenant under the terms of this Sublease, Subtenant has anticipated the potential for early termination, and (c) Subtenant's agreement to the general waiver and release of Claims above.

                  Initials:  __________            Initials: __________
                             Subtenant                       Tenant


6. In consideration of Master Landlord's consent to the Sublease, Tenant irrevocably assigns to Master Landlord, as security for Tenant's obligations under this Lease, all rent and income payable to Tenant under the Sublease. Therefore Master Landlord may collect all rent due under the Sublease and apply it towards Tenant's obligations under the Master Lease. Tenant and Subtenant agree to pay same to Master Landlord upon demand without further consent of Tenant and Subtenant required; provided, however, that until the occurrence of a default by Tenant under the Master Lease, Tenant shall have the right to collect such rent. Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of a written notice from Master Landlord stating that a default exists in the performance of Tenant's obligations under the Master Lease, to pay to Master Landlord the rents due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely on any such statement and request from Master Landlord, and that Subtenant shall pay such rents to Master Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary. Tenant shall have no right or claim against Subtenant or Master Landlord for any such rents so paid by Subtenant to Master Landlord. It is further agreed between the parties hereto that neither Tenant's assignment of such rent and income, nor Master Landlord's acceptance of any payment of rental or other sum due by Subtenant to Tenant under said Sublease, whether payable directly to Master Landlord or endorsed to Master Landlord by Tenant, shall in any way nor in any event be construed as creating a direct contractual relationship between Master Landlord and Subtenant, unless the Parties expressly so agree in writing and such acceptance shall be deemed to be an accommodation by Master Landlord to, and for the convenience of, Tenant and Subtenant. Any direct contractual agreement between Master Landlord and Subtenant must be in writing.

7. Pursuant to the provisions of Paragraph 19 entitled "Assignment and Subletting" of the Master Lease, Master Landlord hereby requires Tenant to pay to Master Landlord, as Additional Rent, fifty percent of all rents and/or additional consideration received by Tenant from said Sublease in excess of the Basic Rent payable to Master Landlord in said

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       Lease (hereinafter referred to as "Excess Rent"). Tenant and Subtenant acknowledge that any Excess Rent is owed to Master Landlord and Tenant hereby agrees to pay any Excess Rent to Master Landlord as due under said Sublease. Tenant and Subtenant represent and warrant to Master Landlord that: (1) the information to be completed and provided by Tenant and Subtenant on the attached Exhibit B "Summary of Amounts/Consideration to be Paid by Subtenant" accurately represents amounts to be paid by Subtenant under said Sublease; (2) no additional consideration is due Tenant under said Sublease, other than the additional consideration (if any) identified on Exhibit B; and (3) no changes in the terms and/or conditions of said Sublease shall be made without Master Landlord's prior written approval.

8. This Consent is conditional upon Master Landlord's receipt of Master Landlord's reasonable costs and attorney's fees, to which Master Landlord is entitled under Paragraph 19 of the Master Lease. Tenant shall pay such fees and costs to Landlord, pursuant to the invoice provided to Tenant by Landlord with this Consent, upon execution of this Consent by Tenant and Subtenant.

9. This Consent to Sublease shall only be considered effective, and Master Landlord's consent to the Sublease given, when (i) Landlord receives payment from Tenant of Landlord's costs, and (ii) this Letter Agreement is executed by Master Landlord, Tenant, and Subtenant, and Guarantors (if any) under the Master Lease.

Please execute this letter in the space provided below, obtain the signature of the Subtenant, and return all copies to our office no later than December 31, 1997. IN THE EVENT TENANT FAILS TO RETURN THE FULLY EXECUTED DOCUMENTS TO LANDLORD BY DECEMBER 31, 1997, THIS CONSENT SHALL BE AUTOMATICALLY RESCINDED, IN WHICH EVENT, TENANT SHALL BE REQUIRED TO RESUBMIT ITS REQUEST IN THE EVENT TENANT DESIRES TO GO FORWARD WITH SAID SUBLEASE. A fully executed copy will be returned to you after execution by the Master Landlord.

                                                     Very truly yours,

                                                     PEERY/ARRILLAGA



                                                     By________________________
                                                          John Arrillaga


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